EXHIBIT 3.8

                                 CODE OF ETHICS
               MEDICAL CONNECTIONS HOLDINGS, INC. (THE "COMPANY")
                       CODE OF BUSINESS CONDUCT AND ETHICS

INTRODUCTION

     This Code of Business Conduct and Ethics (the "Code") covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide the directors, officers, and employees of the Company. All Company directors, officers, and employees should conduct themselves accordingly and seek to avoid even the appearance of improper behavior in any way relating to the Company. In appropriate circumstances, this Code should also be provided to and followed by the Company's agents and representatives, including consultants.

     Any director or officer who has any questions about this Code should consult with the Chief Executive Officer or the Company's legal counsel ("Legal Counsel") as appropriate in the circumstances. If an employee has any questions about this Code, the employee should ask his or her supervisor how to handle the situation, or if the employee prefers, the Chief Executive Officer or Legal Counsel.

SCOPE OF CODE

     This Code is intended to deter wrongdoing and to promote the following:

     o honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

     o full, fair, accurate, timely, and understandable disclosure in reports and documents the Company files with, or submits to, the Securities and Exchange Commission (the "SEC"), and in other communications made by the Company;

     o    compliance with applicable governmental laws, rules, and regulations;

     o the prompt internal reporting of violations of this Code to the appropriate person or persons identified in this Code;

     o    accountability for adherence to this Code; and

     o    adherence to a high standard of business ethics.

COMPLIANCE WITH LAWS, RULES, AND REGULATIONS

     Obeying the law, both in letter and in spirit, is the foundation on which the Company's ethical standards are built. All directors, officers, and employees should respect and obey all laws, rules, and regulations applicable to the business and operations of the Company. Although directors, officers, and employees are not expected to know all of the details of these laws, rules, and regulations, it is important to know enough to determine when to seek advice from the Chief Executive Officer, the Legal Counsel, supervisors, managers, other officers or other appropriate Company personnel.

CONFLICTS OF INTEREST

     A "conflict of interest" exists when an individual's private interest interferes in any way -- or even appears to conflict -- with the interests of the Company. A conflict of interest situation can arise when a director, officer, or employee takes actions or has interests that may make it difficult to perform his or her work on behalf of the Company in an objective and


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effective manner. Conflicts of interest may also arise when a director, officer, or employee, or a member of his or her family, receives improper personal benefits as a result of his or her position with the Company. Loans to, or guarantees of obligations of, employees and their family members may create conflicts of interest.

     Service to the Company should never be subordinated to personal gain and advantage. Conflicts of interest, whenever possible, should be avoided. In particular, clear conflict of interest situations involving directors, officers, and employees who occupy supervisory positions or who have discretionary authority in dealing with any third party may include the following:

     o    any significant ownership interest in any supplier or customer;

     o any consulting or employment relationship with any customer, supplier, or competitor;

     o any outside business activity or other interests that detracts from an individual's ability to devote appropriate time and attention to his or her responsibilities to the Company or affects the individuals motivation or performance as an Employee;

     o the receipt of non-nominal gifts or excessive entertainment from any organization with which the Company has current or prospective business dealings;

     o being in the position of supervising, reviewing, or having any influence on the job evaluation, pay, or benefit of any family member; and

     o selling anything to the Company or buying anything from the Company, except on the same terms and conditions as comparable directors, officers, or employees are permitted to so purchase or sell.

     It is almost always a conflict of interest for a Company officer or employee to work simultaneously for a competitor, customer, or supplier. No officer or employee may work for a competitor as a consultant or board member. The best policy is to avoid any direct or indirect business connection with the Company's customers, suppliers, and competitors, except on the Company's behalf.

     Conflicts of interest are prohibited as a matter of Company policy, except under guidelines approved by the Board of Directors. Conflicts of interest may not always be clear-cut and further review and discussions may be appropriate. Any director or officer who becomes aware of a conflict or potential conflict should bring it to the attention of the Chief Executive Officer and the Legal Counsel as appropriate in the circumstances. Any employee who becomes aware of a conflict or potential conflict should bring it to the attention of the Chief Executive Officer, the Legal Counsel, supervisor, manager, or other appropriate personnel. Supervisors and all employees are obligated to make the Chief Executive Officer and the Legal Counsel aware of any conflict or potential conflict that they may be aware of regarding any employee of the Company.

INSIDER TRADING

     Directors, officers, and employees who have access to confidential information relating to the Company are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of the Company's business. All non-public information about the Company should be considered confidential information. To use non-public information for personal financial benefit or to "tip" others who might make an investment decision on the basis of this information is not only unethical and against Company policy but is also illegal. Directors, officers, and employees also should comply with insider trading standards and procedures adopted by the Company. If a question arises, the director, officer, or employee should consult with the Company's Legal Counsel. The Company, with the approval of the Board of Directors, may establish policies and periods where directors or employees may buy or sell Company stock so long as the director or employee conforms to applicable laws, Company policies and attests that the individual does not have access or possess any material non-public information.


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CORPORATE OPPORTUNITIES

     Directors, officers, and employees are prohibited from taking for themselves personally or directing to a third party any opportunity that is discovered through the use of corporate property, information, or position without the consent of the Board of Directors. No director, officer, or employee may use corporate property, information, or position for improper personal gain, and no director, officer, or employee may compete with the Company directly or indirectly. Directors, officers, and employees owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

COMPETITION AND FAIR DEALING

     The Company seeks to compete in a fair and honest manner. The Company seeks competitive advantages through superior performance rather than through unethical or illegal business practices.

     Stealing proprietary information, possessing trade secret information that was obtained without the owner's consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each director, officer, and employee should endeavor to respect the rights of and deal fairly with the Company's customers, suppliers, service providers, competitors, and employees, including the making of unfair comments about competitor's products. No director, officer, or employee should take unfair advantage of anyone relating to the Company's business or operations through manipulation, concealment, or abuse of privileged information, misrepresentation of material facts, or any unfair dealing practice.

     To maintain the Company's valuable reputation, compliance with the Company's quality processes and safety requirements is essential. In the context of ethics, quality requires that the Company's products and services meet reasonable customer expectations and applicable published industry and governmental standards. All inspection and testing documents must be handled in accordance with all applicable regulations, and every employee is obligated to assure complete and accurate record keeping and documentation.

ILLEGAL DISCRIMINATION AND SEXUAL AND OTHER VERBAL OR PHYSICAL HARASSMENT

     The Company is firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or illegal sexual and other illegal verbal or physical harassment of any kind based on sex, age, race, color, religion, national origin, disability, ancestry, marital or veteran status, or any other legally protected status. Any director or employee who is aware of any such conduct or perceived conduct must be promptly reported to the Chief Executive Officer, the Legal Counsel or the head of human resources, who will promptly conduct an investigation. The Company may terminate for cause any employee who, as a result of its investigation, it judges has violated this or other such Company policy. Employees shall treat all persons with respect and fairness, and all relationships (whether written, oral or electronic) shall be businesslike and free of any illegal bias, prejudice, harassment, and retaliation.

HEALTH AND SAFETY

     The Company strives to provide each employee with a safe and healthful work environment. Each officer and employee has responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries, and unsafe equipment, practices, or conditions.

     Violence and threatening behavior are not permitted. Officers and employees should report to work in a condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of illegal drugs in the workplace will not be tolerated and must be promptly reported to the Chief Executive Officer or the Legal Counsel, who will promptly conduct an investigation. The Company may terminate for cause any employee who, as a result of its investigation, it judges has violated this or other such Company policy. RECORD-KEEPING

     The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions.


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     Directors, officers and employees regularly use business expense accounts, which must be documented and recorded accurately. If an officer or employee is not sure whether a certain expense is legitimate, the employee should ask his or her supervisor or the Company's controller. Rules and guidelines are available from the Accounting Department.

     All of the Company's books, records, accounts, and financial statements must be maintained in reasonable detail, must appropriately reflect the Company's transactions, and must conform both to applicable legal requirements and to the Company's system of internal controls. Unrecorded or "off the books" funds or assets should not be maintained unless permitted by applicable law or regulation.

     Business records and communications often become public, and the Company and its officers and employees in their capacity with the Company should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memos, and formal reports. The Company's records should always be retained or destroyed according to the Company's record retention policies. In accordance with those policies, in the event of litigation or governmental investigation, directors, officers, and employees should consult with the Company's Legal Counsel before taking any action because it is critical that any impropriety or possible appearance of impropriety be avoided.

CONFIDENTIALITY

     Directors, officers, and employees must maintain the confidentiality of confidential information entrusted to them by the Company or its customers, suppliers, joint venture partners, or others with whom the Company is considering a business or other transaction except when disclosure is authorized by an executive officer or required or mandated by laws or regulations. Confidential information includes all non-public information that might be useful or helpful to competitors or harmful to the Company or its customers and suppliers, if disclosed. It also includes information that suppliers and customers have entrusted to the Company. The obligation to preserve confidential information continues even after employment ends. Every employee must sign the then current employee confidentially, non-disclosure and assignment of invention agreement as a condition of employment and continued employment.

PROTECTION AND PROPER USE OF COMPANY ASSETS

     All directors, officers, and employees should endeavor to protect the Company's assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company's profitability. Any suspected incident of fraud or theft should be immediately reported to the Legal Counsel for investigation. Company assets should be used for legitimate business purposes and should not be used for non-Company business.

     The obligation to protect the Company's assets includes its proprietary information. Proprietary information includes intellectual property, such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information, and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Company policy. It could also be illegal and result in civil or even criminal penalties.

ENTERTAINMENT, GIFTS, FAVORS AND GRATUITIES

     The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should ever be offered, given, provided, or accepted by a director, officer, or employee, family member of a director, officer, or employee, or agent relating to the individual's position with the Company unless it (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe or payoff, and (5) does not violate any laws or regulations. A director or officer should discuss with the Chief Executive Officer or Legal Counsel, and an employee should discuss with his or her supervisor, or if he prefers, the Chief Executive Officer or Legal Counsel, any gifts or proposed gifts that the individual is not certain are appropriate. Anything having an aggregate value in excess of $100 may create the possibility of a conflict and should be graciously declined with an explanation that acceptance would be in violation of Company policy, unless approved by the Chief Executive Officer and the Legal Counsel.


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POLITICAL CONTRIBUTIONS

     The Company will not contribute directly or indirectly to political parties or candidates for office unless approved by the Board of Directors or the Audit Committee, and by the CEO and the Legal Counsel, and only in accordance with applicable laws.

PAYMENTS TO GOVERNMENT PERSONNEL

     The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country.

     In addition, the U.S. government has a number of laws and regulations regarding business gratuities that may be accepted by U.S. government personnel. The promise, offer, or delivery to an official or employee of the U.S. government of a gift, favor, or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules.

CORPORATE DISCLOSURES

     All directors, officers, and employees should support the Company's goal to have full, fair, accurate, timely, and understandable disclosure in the periodic reports required to be filed by the Company with the SEC. Although most employees hold positions that are far removed from the Company's required filings with the SEC, each director, officer, and employee should promptly bring to the attention of the Chief Executive Officer, the Chief Financial Officer, the Legal Counsel, the Controller, or the Audit Committee, as appropriate in the circumstances, any of the following:

     o Any material information to which such individual may become aware that affects the disclosures made by the Company in its public filings or would otherwise assist the Chief Executive Officer, the Chief Financial Officer, the Legal Counsel, the Controller, and the Audit Committee in fulfilling their responsibilities with respect to such public filings.

     o Any information the individual may have concerning (a) significant deficiencies in the design or operation of internal controls that could adversely affect the Company's ability to record, process, summarize, and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's financial reporting, disclosures, or internal controls.

     o Any information the individual may have concerning any violation of this Code, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the Company's financial reporting, disclosures, or internal controls.

     o Any information the individual may have concerning evidence of a material violation of the securities or other laws, rules, or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof, or of violation of this Code.

CORPORATE COMMUNICATIONS, PUBLIC RELATIONS AND INVESTOR RELATIONS

     Only the Chief Executive Officer and the Chief Financial Officer or their specific designee are authorized to communicate on behalf of the Company with shareholders, prospective investors, bankers, the press, broadcast media of the general public. Any inquiries from these sources should promptly be referred to on of these individuals without further comment.


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CONTRACTS

     Only proper officers of the Company specifically designated by the CEO or CFO are authorized to enter into and execute contracts (whether written or oral) on behalf of the Company. All contracts must be approved by the Legal Counsel and by the CFO or Controller. No other director, officer, employee or agent of the Company has any authority (express, apparent, implied) to obligate the Company in any manner, or hold himself or herself out to any third party as having such authority.

USING COMPANY COMPUTER AND COMMUNICATION RESOURCES

     Employees may use the Company's electronic equipment at their desk or work station for incidental personal matters, however, employees are not guaranteed personal privacy on the Company's communications systems or of the information sent to, from, or stored in Company communications. All documents, including all electronic communications, whether business or personal related, are the Company's property, and they are subject to review by the Company at any time, whether in your presence or not.

     Employees may not use Company computer and communication resources for communications that contain or promote any of the following:

     o    abusive or objectionable language;

     o    information that is illegal, obscene, or pornographic;

     o messages that are likely to result in the loss or damage of the recipient's work or system;

     o    messages that are defamatory;

     o    use that interferes with the work of the employee or others; or

     o    solicitation of employees for any unauthorized purpose.

RIGHT TO MONITOR/RIGHT TO PRIVACY

     The Company reserves the right to monitor any Company mail systems, including electronic mail, computers, software, files or any other internal documents in any media, including electronic and hard copy. Employees do not have the right to privacy at his/her desk or work station and computer.


WAIVERS OF THE CODE OF CONDUCT

     Any waiver of this Code for directors or executive officers may be made only by the Board of Directors or a committee of the Board and will be promptly disclosed to stockholders as required by applicable laws, rules, and regulations, including the rules of the SEC and under applicable exchange or Nasdaq rules. Any such waiver also must be disclosed in a Form 8-K.


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ALCOHOL AND CONTROLLED SUBSTANCES ABUSE

     The Company recognizes that alcoholism and other drug addiction are illnesses that are not easily resolved by personal effort and may require professional assistance and treatment. Employees with alcohol or other drug problems are strongly encouraged to take advantage of the diagnostic, referral, counseling and preventive services available through our health insurance plan that have been developed to assure confidentiality of participation.

     Controlled substance or alcohol abuse does not excuse Employees from neglect of their employment responsibilities. Individuals whose work performance is impaired as the result of the use or abuse of alcohol or other drugs may be required to participate in an appropriate diagnostic evaluation and treatment plan. Employees are prohibited from engaging in the unlawful possession, use or distribution of alcohol or other illegal drugs on Company property or as part Company activities. Further, use of alcohol or controlled substantives off Company premises that in any way impairs work performance is also prohibited.

     The unlawful manufacture, distribution, dispensation, possession or use of controlled substances is prohibited on Company property or as a part of Company activities. Individuals violating this policy are subject disciplinary action, as well as termination and possible referral for criminal prosecution.

WORKPLACE VIOLENCE AND WEAPONS

     It is a violation of this policy to engage in Workplace Violence or use or to possess a Weapon, as defined below, at any time on Company premises, including common areas in the office building and in the parking lot or immediate surrounding areas.

     Workplace Violence includes, but is not limited to, intimidation, threats, physical attack or property damage.

     o Intimidation: Includes but is not limited to stalking or engaging in actions intended to frighten, coerce, or induce duress.

     o Threat: The expression of intent to cause physical or mental harm. An expression constitutes a threat without regard to whether the party communicating the threat has the present ability to carry it out and without regard to whether the expression is contingent, conditional or future.

     o Physical Attack: Unwanted or hostile physical contact such as hitting, fighting, pushing, shoving or throwing objects.

     o Property Damage: Intentional damage to property which includes property owned by the Company, employees, visitors or vendors.

     Weapons are defined as: (1) a loaded or unloaded firearm, whether operable or inoperable, (2) a knife, stabbing instrument, brass knuckles, blackjack, club, or other object specifically designed or customarily carried or possessed for use as a weapon, (3) an object that is likely to cause death or bodily injury when used as a weapon and that is used as a weapon or carried or possessed for use as a weapon, or (4) an object or device that is used or fashioned in a manner to lead a person to believe the object or device is a firearm or an object which is likely to cause death or bodily injury. Employees must report any real or reasonably perceived suspicious activities or intimidating verbal or physical threats immediately to the local police and to the CEO, the Legal Counsel or any other Company officer.

REPORTING ANY ILLEGAL OR UNETHICAL BEHAVIOR OR VIOLATIONS OF THIS CODE OF ETHICS

     Directors and officers are encouraged to talk to the Chief Executive Officer or the Legal Counsel, and employees are encouraged to talk to Chief Executive Officer, the Legal Counsel, supervisors, managers, or other appropriate personnel when in doubt about the best course of action in a particular situation. Directors, officers, and employees should report any


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observed illegal or unethical behavior and any perceived violations of laws, rules, regulations, or this Code to the Chief Executive Officer or Legal Counsel or directly to any member of the Audit Committee of the Board of Directors. It is the policy of the Company not to allow retaliation for reports of misconduct by others made in good faith. Directors, officers, and employees are expected to cooperate in internal investigations of misconduct.

     The Company maintains a Whistleblower Policy attached hereto and incorporated herein as Schedule A for (1) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and (2) the confidential, anonymous submission by the Company's employees of concerns regarding questionable accounting or auditing matters.

ENFORCEMENT

     The Board of Directors, the Audit Committee, or the CEO in consultation with the Legal Counsel, and when they deem it appropriate, with the Board of Directors of the Audit Committee, shall determine appropriate actions to be taken in the event of violations of this Code. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to this Code and to these additional procedures, and may include written notices to the individual involved that the Board has determined that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Board), and termination of the individual's employment or position. In determining the appropriate action in a particular case, the Board of Directors or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action, and whether or not the individual in question had committed other violations in the past.

PUBLICLY AVAILABLE: This Code shall be posted on the Company's website.

SCHEDULE A
DEBT RESOLVE WHISTLEBLOWER POLICY
INTRODUCTION

     The Company has adopted a Code of Business Conduct and Ethics applicable to all employees that urges employees promptly to discuss with or disclose to their supervisor, the CEO, the Legal Counsel, or the Chairman of the Audit Committee events of questionable, fraudulent, or illegal nature. In addition, the Company recently adopted a Code of Ethics for the Chief Executive Officer and senior financial officers that, among other things, requires prompt internal reporting of violations of that Code, the Code of Business Conduct and Ethics, fraud, and a variety of other matters.

     As an additional measure to support our commitment to ethical conduct, the Audit Committee of our Board of Directors has adopted the following policies and procedures for (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal controls, or auditing matters; and
(ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.


1. REPORTING OF CONCERNS OR COMPLAINTS REGARDING ACCOUNTING, INTERNAL CONTROLS OR AUDITING MATTERS.

     Taking action to prevent problems is part of the Company's culture. If you observe possible unethical or illegal conduct, you are encouraged to report your concerns. Employees and others involved with the Company are urged to come forward with any such information, without regard to the identity of position of the suspected offender.

     Employees and others may choose any of the following modes of communicating suspected violations of law, policy, or other wrongdoing, as well as any concerns regarding questionable accounting or auditing matters (including deficiencies in internal controls):


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     o    Report the matter to your supervisor; or

     o    Report the matter to the Company's CEO or Legal Counsel; or

     o    Report the matter to the Chairman of the Audit Committee.

CONFIDENTIALITY. 2.

     The Company will treat all communications under this Policy in a confidential manner, except to the extent necessary (a) to conduct a complete and fair investigation, or (b) for reviews of Company operations by the Company's Board of Directors, its Audit Committee, and the Company's independent public accountants and the Company's outside Legal Counsel.

     Moreover, if your situation requires that your identity be protected, you are still encouraged to please submit an anonymous report to the Audit Committee Chairman. Please call or have someone else call the CEO or Legal Counsel requesting the name and address of the Audit Committee member, and if they for any reason fail to provide you with the information at the time you speak to one of them, call the Company's external auditors to obtain such information. In the alternative, you may contact the Audit Committee Chairman directly.

RETALIATION. 3.

     Any individual who in good faith reports a possible violation of the Company's Code of Business Conduct and Ethics, the Code of Ethics for the Chief Executive Officer and senior financial officers, or of law, or any concerns regarding questionable accounting or auditing matters, even if the report is mistaken, or who assists in the investigation of a reported violation, will be protected by the Company. Retaliation in any form against these individuals will not be tolerated. Any act of retaliation should be reported immediately and will be disciplined appropriately.

     Specifically, the Company will not discharge, demote, suspend, threaten, harass, or in any other manner discriminate or retaliate against any employee in the terms and conditions of the employee's employment because of any lawful act done by that employee to either (a) provide information, cause information to be provided, or otherwise assist in any investigation regarding any conduct that the employee reasonably believes constitutes a violation of any Company code of conduct, law, rule, or regulation, including any rule or regulation of the Securities and Exchange Commission or any provision of Federal law relating to fraud against shareholders, or (b) file, cause to be filed, testify, participate in, or otherwise assist in a proceeding filed or, to the employee's knowledge, about to be filed relating to an alleged violation of any such law, rule, or regulation.


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